Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-146902), on Form S-3D (File No. 333-196820) and on Form S-3 (File No. 333-183230) of Monmouth Real Estate Investment Corporation of our reports dated December 9, 2014, with respect to the consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting included in this Annual Report on Form 10-K for the year ended September 30, 2014.

/s/ PKF O’Connor Davies

a division of O’Connor Davies, LLP

New York, NY

December 9, 2014

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